SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934


        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): AUGUST 11, 1997


                              CHS ELECTRONICS, INC.
                ------------------------------------------------
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


                                     FLORIDA
                 (STATE OR OTHER JURISDICTION OF INCORPORATION)


         0-24244                                          87-0435376
  (COMMISSION FILE NUMBER)                    (IRS EMPLOYER IDENTIFICATION NO.)


     2153 N.W. 86TH AVENUE
     MIAMI, FLORIDA                                              33122
-------------------------------------------------------------------------------
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)                       (ZIP CODE)




       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (305) 716-8273

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On August 8, 1997, CHS Electronics, Inc. (the "Company") completed its acquisition of the operations of Karma International S.A. ("Karma") for $74 million in cash and $86 million in shares of unregistered common stock of the Company. Karma is engaged principally in the distribution of computer components in 18 countries in Europe, the Middle East and Asia.

         Karma's product line includes mass storage products, CPUs, memory chips, motherboards, sound, video and other cards and monitors. Karma is a focused distributor which carries approximately 500 SKUs from 14 vendors. These products represent the basic components of a personal computer and may be used without regard to the specific language, regulatory and technical factors of individual markets. As a result of the universal nature of these products, Karma is able to centralize warehousing and ship approximately 75% of its products from a single facility in Amsterdam, The Netherlands. Karma's customers are primarily personal computer assemblers, systems integrators and value-added resellers.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a)      FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

                  The audited financial statements of Karma for the years ended December 31, 1996 and 1995 are attached hereto as Attachment 7(a) and are incorporated herein by this reference.

         (b)      PRO FORMA FINANCIAL INFORMATION.

                  The unaudited pro forma condensed consolidated balance sheet as of March 31, 1997 and the pro forma condensed consolidated statements of earnings for the year ended December 31, 1996 and the three months ended March 31, 1997 of CHS Electronics, Inc. are attached hereto as Attachment 7(b) and are incorporated herein by this reference.

         (c)      EXHIBITS.

                  10.1 Share Exchange Agreement dated June 20, 1997 among the Company and the shareholders of Karma International S.A. (incorporated herein by reference to Exhibit 10.43 of the Company Registration Statement on Form S-3 (File No. 333-29779)).

       INDEX TO FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL INFORMATION

Attachment 7(a) - Karma International S.A. (formerly Bluefin S.A.)

     Independent Auditors' Report                                           F-1

     Consolidated Balance Sheets                                            F-2

     Consolidated Statements of Income                                      F-3

     Consolidated Statements of Shareholders' Equity                        F-4

     Consolidated Statements of Cash Flows                                  F-5

     Notes to Consolidated Financial Statements                             F-6


Attachment 7(b) - Pro Forma Financial Information

     Basis of Presentation                                                 F-19

     Notes to Pro Forma Condensed Consolidated Financial Statements        F-20

     Pro Forma Condensed Consolidated Balance Sheet                        F-21

     Pro Forma Condensed Consolidated Statement of Earnings                F-22

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Karma International S.A.


     We have audited the accompanying consolidated balance sheets of Karma International S.A. (formerly Bluefin S.A.) and its subsidiaries (the Company) as of December 31, 1995 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Karma International S.A. (formerly Bluefin S.A.) and its subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States.



KPMG Cevdet Suner Denetim ve
Yeminli Mali Musavirlik A.S.


Istanbul, Turkey
April 16, 1997

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
           CONSOLIDATED BALANCE SHEETS AT DECEMBER 31, 1995 AND 1996

                                 (In thousands)




                                                                       1995          1996
                                                                      ---------   -------------
ASSETS
Current assets:
 Cash and equivalents (Note 4) ....................................   $ 6,684      $   9,600
 Trade receivables, net (Note 5)  .................................     6,450         26,148
 Due from related parties (Notes 3 and 6)  ........................     6,278          8,926
 Inventories, net (Notes 3 and 7) .................................    35,551         88,579
 Other current assets (Note 8) ....................................     3,338          5,832
 Deferred tax assets (Notes 3 and 12)   ...........................       111            204
                                                                      --------     ---------
    Total current assets ..........................................    58,412        139,289
Property and equipment, net (Notes 3 and 9)   .....................       511          1,694
Intangible and other long term assets, net ........................        16            975
                                                                      --------     ---------
    Total assets   ................................................   $58,939      $ 141,958
                                                                      ========     =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Borrowings (Note 10) .............................................   $ 5,828      $   7,925
 Trade payables (Note 11)   .......................................    40,125         92,396
 Due to related parties (Notes 3 and 6) ...........................     2,689          6,229
 Taxes payable (Notes 3 and 12)   .................................       456          1,306
 Other current liabilities (Note 13) ..............................     3,550         11,582
 Deferred tax liabilities (Notes 3 and 12) ........................        12          1,159
                                                                      --------     ---------
    Total current liabilities  ....................................    52,660        120,597
Long term liabilities .............................................        --            103
Minority interest (Note 3)  .......................................       386            144
                                                                      --------     ---------
    Total liabilities .............................................    53,046        120,844
Shareholders' equity:
 Common stock, $10 par value, authorized 20,000,000 shares;
  issued and outstanding 1,080,288 shares in 1996 (Note 14)  ......     5,136         10,803
 Legal reserve  ...................................................        --              9
 Accumulated translation adjustment (Note 3)  .....................        49           (148)
 Retained earnings ................................................       708         10,450
                                                                      --------     ---------
    Total shareholders' equity ....................................     5,893         21,114
COMMITMENTS AND CONTINGENCIES (Note 15)
    Total liabilities and shareholders' equity   ..................   $58,939      $ 141,958
                                                                      ========     =========

The accompanying notes are an integral part of the consolidated financial statements.

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                 (In thousands)




                                                                      1995             1996
                                                                  -------------    ------------
Net sales (Note 3)   ..........................................    $  287,663       $  700,203
Cost of goods sold (Note 3)   .................................      (275,104)        (668,397)
                                                                   ----------       ----------
    Gross profit  .............................................        12,559           31,806
Selling, general and administrative expenses (Note 3) .........        (5,275)         (13,353)
                                                                   ----------       ----------
                                                                        7,284           18,453
Interest income   .............................................           117              967
Interest expense  .............................................          (942)          (1,891)
Other (expense) income, net ...................................          (175)              66
                                                                   ----------       ----------
    Income before taxes on income and minority interest  ......         6,284           17,595
Taxes on income (Notes 3 and 12) ..............................          (405)          (2,470)
                                                                   ----------       ----------
    Income before minority interest ...........................         5,879           15,125
Minority interest (Note 3) ....................................           (77)             (48)
                                                                   ----------       ----------
    Net income ................................................    $    5,802       $   15,077
                                                                   ==========       ==========

The accompanying notes are an integral part of the consolidated financial statements.

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                 (In thousands)





                                                                 RETAINED
                                                                 EARNINGS/    ACCUMULATED        TOTAL
                                            COMMON    LEGAL    (ACCUMULATED   TRANSLATION    SHAREHOLDERS'
                                            STOCK    RESERVE      LOSSES)      ADJUSTMENT   EQUITY/(DEFICIT)
                                           --------- --------- -------------- ------------- -----------------
BALANCES AT DECEMBER 31, 1994 ............ $    64     $ --      $  (164)        $   35         $   (65)
 Capital share transactions (Note 14)  ...     142                                                  142
 Translation adjustments (net of tax $5)                                             14              14
 Net income ..............................                          5,802                         5,802
 Transfer to share capital (Note 14)   ...   4,930                 (4,930)                           --
                                           -------               --------                       -------
BALANCES AT DECEMBER 31, 1995 ............   5,136       --           708            49           5,893
 Transfer to legal reserve ...............                9            (9)                           --
 Capital share transactions (Note 14)  ...     113                                                  113
 Effect of disposition of operations
  (Note 14) ..............................     (19)                   278                           259
 Translation adjustments (net of tax $41)                                          (197)           (197)
 Net income ..............................                         15,077                        15,077
 Transfer to share capital (Note 14)   ...   5,573                 (5,573)                           --
 Other   .................................                            (31)                          (31)
                                                                 --------                       -------
BALANCES AT DECEMBER 31, 1996 ............ $10,803     $  9      $ 10,450        $ (148)        $21,114
                                           =======     ====      ========        ======         =======

The accompanying notes are an integral part of the consolidated financial statements.

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                 (In thousands)




                                                                      1995           1996
                                                                  -----------   -------------
OPERATING ACTIVITIES:
Net income  ...................................................    $  5,802      $  15,077
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation  ................................................          42            118
 Amortization  ................................................          --            107
 Provision for inventories ....................................         319          1,086
 Provision for doubtful receivables ...........................           5              8
 Provision for deferred taxes .................................         (40)         1,095
Changes in assets and liabilities:
 Trade receivables   ..........................................       1,742        (19,706)
 Due from related parties  ....................................      (2,491)        (2,648)
 Inventories   ................................................     (29,630)       (54,114)
 Other current assets   .......................................      (2,366)        (2,494)
 Trade payables   .............................................      20,828         52,271
 Due to related parties .......................................       1,437          3,540
 Taxes payable ................................................         370            850
 Other current liabilities ....................................       3,039          8,032
 Other, net ...................................................         (12)          (735)
                                                                   --------      ---------
    Net cash (used in) provided by operating activities  ......        (955)         2,487
INVESTING ACTIVITIES:
 Additions to property and equipment   ........................        (359)        (1,301)
                                                                   --------      ---------
    Net cash used in investing activities .....................        (359)        (1,301)
FINANCING ACTIVITIES:
 Capital share transactions   .................................         142            113
 Proceeds from issuance of short-term debt   ..................       5,828          8,025
 Payment of short-term debt   .................................        (332)        (5,928)
 Change in minority interest  .................................         386           (242)
                                                                   --------      ---------
    Net cash provided by financing activities   ...............       6,024          1,968
EXCHANGE RATE EFFECT ON CASH, GROSS ...........................          19           (238)
                                                                   --------      ---------
Net increase in cash and equivalents   ........................       4,729          2,916
Cash and equivalents at the beginning of period ...............       1,955          6,684
                                                                   --------      ---------
Cash and equivalents at the end of period .....................    $  6,684      $   9,600
                                                                   ========      =========
SUPPLEMENTAL CASH FLOW DISCLOSURES
 Interest paid ................................................    $    940      $     885
 Taxes on income paid   .......................................          88            219

The accompanying notes are an integral part of the consolidated financial statements.

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                 (In thousands)


1. DESCRIPTION OF BUSINESS:


     Karma International S.A. ("Karma International"--the Parent company) was incorporated in Luxembourg in 1996, formerly Bluefin S.A. which was incorporated on July 27, 1990. The consolidated financial statements of Karma International include the results of operations and financial position of its wholly owned subsidiaries, majority owned subsidiaries and entities under common control of Karma International and/or the controlling shareholders (Note
14) which are part of a shareholders' agreement whereby the controlling shareholders reached an agreement to contribute their capital in subsidiaries to Karma International AG in 1995 and consequently to Karma International S.A. in 1996. Accordingly, in 1996, the shares of Karma International AG, Karma Components AG, Carre & Ribeiro Informatica Lda, Karma Denmark Aps and Karma Italia Srl were contributed by the controlling shareholders of Karma International. The consolidated financial statements as of and for the year ended December 31, 1995 have been restated to account for the entities under common control "as if" a pooling of interest had occurred.


     The following companies' (subsidiaries) results of operations and financial position have been included in the consolidated financial statements based upon the relative percentage below which represent the earliest period for which such entities were under common control of Karma International and/or the controlling shareholders.



                                                                     OWNERSHIP
                                                                 -----------------
COMPANIES                                                         1995       1996
--------------------------------------------------------------   ------   --------
   Carre & Ribeiro Informatica Lda, Portugal   ...............    75%        75%
   Karma Benelux BV, the Netherlands  ........................   100%       100%
   Karma Components AG, Switzerland   ........................    75%        95%
   Karma Components SA, Spain(1)   ...........................    --        100%
   Karma Computer GmbH, Germany(1) ...........................    --        100%
   Karma Czech a.s., Czech Republic(1)   .....................    --         75%
   Karma Denmark ApS, Denmark   ..............................    75%        75%
   Karma International AG, Switzerland   .....................    95%       100%
   Karma Italia Srl, Italy   .................................    75%        75%
   Karma Polska International Group Limited, Poland(1)  ......    --         75%
   Karma Sarl, France  .......................................   100%       100%
   Karma UK Limited, United Kingdom   ........................   100%       100%
   Riverrise Trading Limited, Ireland(2) .....................   100%        --

----------------
(1) Company began operations in 1996.

(2) Company's operations disposed of in 1996. (Note 14)

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                          (In thousands)--(Continued)


  1. DESCRIPTION OF BUSINESS:--(Continued)

     Karma International and its subsidiaries (the Company) operates in a single industry trading computer components. In principle, the Company purchases components from international suppliers and sells them in the local markets. The companies other than the Parent company and Karma International AG are mostly engaged in marketing and selling the products in their respective local markets. The Company's principal operations are outside of Luxembourg and are conducted by subsidiaries located in various countries in Europe. The subsidiaries are the approved distributors of various international companies in computer hardware, software, networking and data communication markets. The Company has entered into agreements with suppliers and manufacturers of these products. These agreements provide, among other things, that the Company obtains favourable pricing based on certain committed levels of purchases, that the Company is price protected in the event the vendor reduces its prices and that goods can be returned to the vendor within a period of three months effective from the date when such goods become unsaleable due to technological reasons. The agreements are generally renegotiated annually and are subject to termination by the vendor or the Company with thirty to ninety days notice. Although the Company believes it maintains satisfactory relations with these vendors, the discontinuance, termination or non-renewal of certain of these agreements could adversely affect the Company's business.


     In 1996, the shareholders agreed to transfer their ownership interests in Oktabit Hellas A.E. (Greece) and Karma Donanim Yazilim A.S. (Turkey), which are wholly owned by the controlling shareholders, to the Company. The share transfer procedures have not been finalized as of December 31, 1996. Therefore, such companies were not included in the accompanying consolidated financial statements. Had the transfer procedures been completed and had these companies been included in the accompanying consolidated financial statements as of and for the years ended December 31, 1995 and 1996, total assets; total revenues and net income would be higher by $8,095 and $12,404; $5,565 and $31,864, and $295 and $304 in 1995 and 1996, respectively.


2. ADJUSTMENTS AND RECLASSIFICATIONS TO STATUTORY BOOKS OF ACCOUNTS:


     Karma International and the subsidiaries maintain their books of accounts and prepare their statutory financial statements in their local currencies and in accordance with local commercial practice and tax regulations applicable in the countries where they are resident. The accompanying consolidated financial statements are based on these statutory records with adjustments and reclassifications for the purpose of fair presentation in accordance with accounting principles generally accepted in the United States.


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


     The major accounting policies followed in the preparation of the consolidated financial statements referred to above are set out below:


(A) REVENUE AND EXPENSE RECOGNITION--


     Revenues are recognized at the time the goods are shipped. Cost of goods sold include material costs only. Selling, general and administrative costs are charged to expense as incurred. Income from vendor rebates and discounts are recognized when earned, as a reduction of the cost of goods sold or as a reduction of operating expenses.

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                          (In thousands)--(Continued)


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(Continued)

(B) PRINCIPLES OF CONSOLIDATION--


     The consolidated financial statements of Karma International include the results of operations and financial position of its wholly owned subsidiaries, majority owned subsidiaries and entities under common control of Karma International and/or the controlling shareholders (Note 14) which are part of a shareholders' agreement whereby the controlling shareholders reached an agreement to contribute their capital in subsidiaries to Karma International AG in 1995 and consequently to Karma International S.A. in 1996. Accordingly, in 1996, the shares of Karma International AG, Karma Components AG, Carre & Ribeiro Informatica Lda, Karma Denmark Aps and Karma Italia Srl have been contributed by the controlling shareholders into Karma International. The consolidated financial statements as of and for the year ended December 31, 1995 have been restated to account for the entities under common control "as if" a pooling of interest had occurred.


   The major principles of consolidation are as follows:


     /bullet/ All significant intercompany balances and transactions have been eliminated in consolidation.


     /bullet/ Minority interest in the net assets and net income of the consolidated companies are separately classified in the consolidated balance sheets and consolidated statements of income.


(C) PRINCIPLES OF TRANSLATION OF THE FINANCIAL STATEMENTS INTO U.S. DOLLARS--


     The subsidiaries record transactions in their local currencies which represent their operating currencies. Transactions denominated in currencies other than local currencies are recorded at the exchange rates ruling at the date of the transactions. Assets and liabilities denominated in currencies other than local currencies are converted into the local currencies at the exchange rates ruling at balance sheet date. Resulting exchange differences are recognized in the income for the period.


     Financial statements of the subsidiaries have been translated into U.S. dollars, the reporting currency of the Parent company. Accordingly, balance sheet items are translated at the year-end exchange rates while statement of income items are translated at average rates during the year. All foreign exchange adjustments resulting from translation of the financial statements into U.S. dollars are included in a separate section of shareholders' equity titled `Accumulated translation adjustment'.


(D) PROPERTY AND EQUIPMENT--


     Property and equipment are stated at cost. Depreciation is provided using the straight-line method based on the estimated useful lives of the assets.

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                          (In thousands)--(Continued)


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(Continued)

     Depreciation rates used are as follows:


                                              %
                                            --------
Buildings  ..............................         2
Motor vehicles   ........................    12 -25
Furnitures, fixture and equipment  ......    15 -33
Leasehold improvements ..................        20

     The costs of ordinary maintenance and repairs are charged to expense as incurred.


     When assets are otherwise disposed of, the costs and the related accumulated depreciation are removed from the accounts and resulting gain or loss is reflected in net income.


(E) INVENTORIES--


     Inventories are stated at the lower of cost or market. Cost is determined using the first-in first-out method.


(F) INCOME TAXES--


     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


(G) RELATED PARTY TRANSACTIONS--


     For the purpose of the accompanying consolidated financial statements, shareholders and all companies in which there is direct or indirect ownership by the shareholders of the consolidated companies are considered as related parties.


(H) USE OF ESTIMATES--


     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles in the United States. Actual results could differ from those estimates. Significant estimates and assumptions include the amounts reflected as allowance for doubtful receivables, allowance for inventories, amounts due from vendors under incentive programs and deferred tax assets.

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                          (In thousands)--(Continued)


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(Continued)

(I) IMPAIRMENT OF LONG-LIVED ASSETS--


     The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, on January 1, 1996. Adoption of this statement did not have a material impact on the Company's consolidated financial position, results of operations, or liquidity.


(J) TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES--


     In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and extinguishments of Liabilities. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Management of the Company does not expect that adoption of SFAS No. 125 will have a material impact on the Company's consolidated financial position, results of operations, or liquidity.


(K) EARNINGS PER SHARE--


     In 1996, the Financial Accounting Standards Board issued SFAS No. 128, which is effective for periods ending after December 15, 1997. The Company has not been required to calculate earnings per share amounts. However, the adoption of this standard would not have an effect on the Company's earnings per share amounts as the Company has no common stock equivalents.


4. CASH AND EQUIVALENTS:


     At December 31, the breakdown of cash and equivalents is as follows:

                                   1995       1996
                                 --------   -------
Cash  ........................     $6,662   $9,581
Cash equivalents   ...........         22       19
                                  -------   -------
  Cash and equivalents  ......     $6,684   $9,600
                                  =======   =======

5. TRADE RECEIVABLES, NET:


     At December 31, trade receivables consisted of receivables maturing within one year and are as follows:

                                                         1995          1996
                                                     -----------   ----------
Accounts receivable ..............................    $ 6,558       $ 26,264
Less: Allowance for doubtful receivables  ........       (108)          (116)
                                                      -------       --------
                                                      $ 6,450       $ 26,148
                                                      =======       ========

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                          (In thousands)--(Continued)


5. TRADE RECEIVABLES, NET:--(Continued)
     Allowance for doubtful receivables:


                                     1995    1996
                                    ------   -----
Beginning balance ...............     $103   $108
Provision for bad debt  .........        5      8
                                     -----   -----
   Ending balance ...............     $108   $116
                                     =====   =====

6. DUE FROM/TO RELATED PARTIES:


     (a) At December 31, due from related parties comprised of following balances:


                                        1995       1996
                                      --------   -------
Karma Donanim Yazilim A.S.   ......     $  197   $7,266
Distribution Karma, Dubai  ........         --    1,161
Riverrise Trading Ltd   ...........         --      303
Joaquim Ribeiro   .................         --      193
Mehmet Betil   ....................      2,079       --
Umur Serter .......................      1,989       --
Alvi Mazon  .......................        189       --
Bernd Karre .......................        334       --
Oktabit Hellas A.E.  ..............        768       --
Others   ..........................        722        3
                                       -------   -------
                                        $6,278   $8,926
                                       =======   =======

     (b) At December 31, due to related parties comprised of following balances:


                                                   1995       1996
                                                 --------   -------
Eurocom Computer Systems GmbH, Germany  ......     $2,048   $4,104
Bernd Karre   ................................         --    1,040
Privest SAH, Luxembourg   ....................        420      440
Oktabit Hellas A.E. ..........................         --      312
Others  ......................................        221      333
                                                  -------   -------
                                                   $2,689   $6,229
                                                  =======   =======

     At December 31, 1996, $4,388 of the balance with Karma Donanim Yazilim A.S. resulted from ordinary trading activities. Remaining $2,878 represents a loan given to this company. Balances with Distribution Karma, Riverrise Trading Ltd, Eurocom Computer Systeme GmbH and Oktabit Hellas A.E. resulted from ordinary trading activities. At December 31, 1996, Distribution Karma was acting as an agent of Karma International AG.

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                          (In thousands)--(Continued)
7. INVENTORIES:


     At December 31, inventories comprised:


                                               1995           1996
                                            ---------      ---------
Finished goods   ........................    $ 35,959       $ 89,708
  Less: Allowance for inventories  ......        (408)        (1,129)
                                             --------       --------
                                             $ 35,551       $ 88,579
                                             ========       ========

     At December 31, 1996, inventories amounting to $904 were pledged as guarantees against borrowings obtained from Rabobank (Note 10).


     As of December 31, 1996, inventories were insured to the extent of $83,000.


8. OTHER CURRENT ASSETS:


     At December 31, 1995 and 1996, other current assets consist principally of price protection and receivables from returned goods.


9. PROPERTY AND EQUIPMENT:


     Property and equipment at December 31, consist of the following:


                                               USEFUL LIVES      1995         1996
                                               --------------   ----------   ----------
Buildings  .................................      50 years       $   78       $  450
Motor vehicles .............................     4-8 years           92          218
Furnitures, fixture and equipment   ........     3-7 years          452        1,249
Leasehold improvements  ....................       5 years           --            6
                                                                 ------       ------
      Property and equipment at cost  ......                        622        1,923
  Less: Accumulated depreciation   .........                       (111)        (229)
                                                                 ------       ------
                                                                 $  511       $1,694
                                                                 ======       ======

     At December 31, 1996, buildings at cost $423 were pledged as guarantees against borrowings obtained from Barclay Bank plc (Note 10).

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                          (In thousands)--(Continued)
10. BORROWINGS:


     At December 31, the balance consists of borrowings from financial institutions as follows:


                                             1995      1996
                                           --------   -------
Yapi Kredi Dankasi A.S., Germany  ......         --   $2,879
Rabobank B.A., Den Haag   ..............         --      716
Credit Lyonnais Finance Ltd  ...........         --    2,031
Barclay Bank plc .......................         --      951
Rabobank B.A., Den Haag   ..............         --      150
Rabobank B.A., Den Haag   ..............         --       38
BB Aval ................................     $2,700       --
Union de Banques Suisse   ..............        964       --
Union de Banques Suisse   ..............        480       --
National West ..........................        804       --
Lombard ................................        473       --
Contrade Private Bank Limited   ........        137       --
Others  ................................        270    1,160
                                            -------   -------
                                             $5,828   $7,925
                                            =======   =======

     Several of the Company's subsidiaries have credit lines with local banks totalling $12,942 at December 31, 1996. Generally, borrowings under such lines are collateralized by receivables, bank letters of guarantee, inventory or property. The lines are principally of one year duration and are renewable by the banks. In 1996, the average amounts outstanding were $6,877. The weighted average interest rate at December 31, 1996 was approximately 8.5%.


     At December 31, 1996, the following collaterals were provided to financial institutions against approved lines of credit:

                                         TYPE OF COLLATERAL                  AMOUNT
                                         ---------------------------------   -------
Rabobank B.A., Den Haag   ............   Bank letters of guarantee           $  500
Rabobank B.A., Den Haag   ............   Pledge on inventories               $  904
Barclay Bank plc .....................   Mortgage on buildings               $  423
Credit Lyonnais Finance Ltd  .........   Assignment on trade receivables     $2,031

11. TRADE PAYABLES:


     At December 31, trade payables consist principally of international vendor balances mainly resulting from purchase transactions.

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                          (In thousands)--(Continued)
12. TAXES ON INCOME:


     Taxes on income is only attributable to income from continuing operations and consists of:


                                  CURRENT     DEFERRED     TOTAL
                                  ---------   ----------   ------
Year ended December 31, 1995:
      Foreign taxes   .........     $ 445      $  (40)     $ 405
  Year ended December 31, 1996:
      Foreign taxes   .........     1,375       1,095      2,470

     Taxes on income attributable to income from continuing operations was $405 and $2,470 for the years ended December 31, 1995 and 1996, respectively, and differed from the amounts computed by applying the federal income tax rate of
9.8 percent of Switzerland, where the main subsidiary (Karma International AG) has its operations, to pretax income from continuing operations as a result of the following:


                                                            1995        1996
                                                          -------      -------
Computed "expected" tax expense   .....................    $  632      $1,707
  (Reduction) increase in income taxes resulting from:
   Foreign income subject to tax at other rates  ......      (264)        255
   State and other income taxes   .....................        37         508
                                                           ------      -------
                                                           $  405      $2,470
                                                           ======      =======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1996 are presented below:


                                                                                  1995         1996
                                                                               ----------   ---------
Deferred tax assets:
    Accounts and other receivable principally due to
      allowance for doubtful accounts   ....................................    $ 27         $    81
    Inventory differences   ................................................      54             140
    Net operating loss carryforwards .......................................      40             158
    Accumulated translation adjustment  ....................................       2              67
    Other ..................................................................      --              57
                                                                                -----        --------
  Total gross deferred tax assets ..........................................     123             503
    Less valuation allowances  .............................................      (2)            (10)
                                                                                -----        --------
  Net deferred tax assets   ................................................     121             493
  Deferred tax liabilities:
    Property and equipment, principally due to differences in depreciation        (3)             (8)
    Deferral of taxes, due to incentives per Swiss tax regulation applied on
      inventory amounts  ...................................................      --          (1,343)
    Accumulated translation adjustment  ....................................     (17)            (33)
    Other ..................................................................      (2)            (64)
                                                                                -----        --------
  Total deferred tax liabilities  ..........................................     (22)         (1,448)
                                                                                -----        --------
  Net deferred tax asset (liability) .......................................    $ 99         $  (955)
                                                                                =====        ========

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                          (In thousands)--(Continued)


12. TAXES ON INCOME:--(Continued)

     Management believes that it is more likely than not that the Company will realize the net deferred tax assets.


13. OTHER CURRENT LIABILITIES:


     At December 31, other current liabilities consist of the following:


                                      1995       1996
                                    --------   --------
VAT payable .....................     $2,408   $ 6,259
Advances from customers  ........        249     2,380
Accrued expenses   ..............         14       835
Withholding taxes  ..............         40       528
Others ..........................        839     1,580
                                     -------   --------
                                      $3,550   $11,582
                                     =======   ========

14. COMMON STOCK:


     At December 31, 1996, the Company's common stock consists of 1,080,288 shares par value of $10.00 each.


     At December 31, 1996, the breakdown of common stock by shareholders (controlling shareholders) is as follows:


                                 AMOUNT       %
                                ---------   ------
Bren Canmutlu ...............   $ 1,620      15.0
Ofer Magen  .................     1,620      15.0
Mehmet Betil   ..............     1,611      14.9
Bernd Karre .................     1,611      14.9
Alvi Mazon  .................     1,611      14.9
Umur Serter .................     1,611      14.9
Ron Golan   .................       540       5.0
Antonis Papaioannou  ........       540       5.0
Privest SAH .................        39       0.4
                                --------    ------
                                $10,803     100.0
                                ========    ======

     As explained in Note 1, the consolidated financial statements as of and for the year ended December 31, 1995 have been restated to account for the entities under common control "as if" a pooling of interest had occurred. Therefore, the Company's common stock has been restated accordingly. As of December 31, the Company's common stock as restated consisted of the following companies' common stocks:

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                          (In thousands)--(Continued)


14. COMMON STOCK:--(Continued)


                                        DECEMBER 31,       1995        DECEMBER 31,       1996        DECEMBER 31,
                                           1994          TRANSFERS        1995          TRANSFERS        1996
                                        --------------   -----------   --------------   -----------   -------------
   Karma International S.A. .........      $   40          $   --         $   40        $ 5,573         $ 5,613
   Karma International AG   .........          --           4,930          4,930             --           4,930
   Karma Sarl   .....................         202              --            202             --             202
   Karma UK Limited   ...............         200              --            200             --             200
   Karma Benelux BV   ...............          22              --             22             --              22
   Riverrise Trading Ltd ............          19              --             19             --              19
   Capital share transactions  ......          --             142            142            118             260
   Effect of disposition
    of operations  ..................          --              --             --            (19)            (19)
                                           ------          -------        ------        --------        -------
                                              483           5,072          5,555          5,672          11,227
   Elimination of investments  ......        (419)             --           (419)            (5)           (424)
                                           ------          -------        ------        --------        -------
                                           $   64          $5,072         $5,136        $ 5,667         $10,803
                                           ======          =======        ======        ========        =======

     In 1995 and 1996, retained earnings of $4,930 and $5,573, respectively, have been contributed to Karma International AG and Karma International S.A. and represent the shareholders' contributed capital balances (common stock at par value). Capital share transactions represent common stock of entities owned not only by Karma International S.A. (or Bluefin S.A.), but also by the controlling shareholders; accordingly, the common stock of such entities are included in the financial statements. At December 31, 1996, $260 represents the 5 percent share capital of Karma International AG held by controlling shareholders.


     Effect of disposition of operations represents the disposition of common stock and accumulated losses of Riverrise Trading Limited, a company which was the principal operating company of the controlling shareholders until September 30, 1995, the date when Karma International AG was established. From this date on, Karma International AG became the principal operating company of the controlling shareholders, and accordingly the net assets of Riverrise Trading Limited was disposed of from the consolidated shareholders' equity in 1996.


15. COMMITMENTS AND CONTINGENCIES:

GUARANTEES


     As of December 31, 1996, the Company is contingently liable in respect of collaterals given to banks and suppliers, as follows:


   Accommodation notes  ............   $50,000
   Bank letters of guarantee  ......     5,716
                                       --------
                                       $55,716
                                       ========

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                          (In thousands)--(Continued)


15. COMMITMENTS AND CONTINGENCIES:--(Continued)

LEASES

     The Company and its subsidiaries' lease agreements consist principally of operating leases. Rent expense for 1996 was $289. The future minimum lease payments as of December 31, 1996, in the aggregate and for each of the five succeeding years, is as follows:


  1997  ......   $312
  1998  ......    241
  1999  ......     82
  2000  ......     77
  2001  ......     59
                 -----
                 $771
                 =====

LEGAL PROCEEDINGS

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.


16. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist of cash and equivalents, trade receivables, borrowings and trade payables. The carrying amounts of these financial instruments approximate their fair values because of the short maturity.

17. RELATED PARTY TRANSACTIONS:

     For the year ended December 31, 1996, the breakdown of the related party transaction is as follows:


                                                 SALES       PURCHASES
                                                ----------   ----------
Eurocom Computer Systeme GmbH ...............   $150,273       $22,402
Karma Donanim Yazilim A.S.    ...............     35,560            --
Oktabit Hellas A.E.  ........................     13,649            --
Distribution Karma   ........................      3,229            --
Karma Components Limited   ..................      2,428            --
Udas Uluslararasi Danismanlik A.S.  .........         --         1,944
Riverrise Trading Ltd.  .....................         --         4,602
                                                ---------     --------
                                                $205,139       $28,948
                                                =========     ========

     In 1995, sales to related parties was $100,127 and purchases from related parties was $57,753.

     In 1996, the Company also purchased property and equipment amounting to $283 and intangible assets amounting to $4 from Eurocom Computer Systeme GmbH.

18. CONCENTRATIONS:

     The Company's operations are substantially all inside Europe. In 1996, the largest amount of sales occurred in Germany, which comprised 21% of total sales. The Company also had sales of almost 15%

     KARMA INTERNATIONAL S.A. (FORMERLY BLUEFIN S.A.) AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                          (In thousands)--(Continued)


18. CONCENTRATIONS:--(Continued)

in Benelux countries. While these countries and other countries where the Company has operations are considered politically stable, there is a risk that economic difficulties in any of these countries could adversely affect the Company's business.


     59% of the Company's sales are made in local currencies other than U.S. dollar. The largest amount of sales was in Dutch Guilders (15%). In some countries, certain purchases and resulting payables are in currencies different than the functional currency. The Company had sales to Eurocom Computer Systeme GmbH, a related party, in the amount of $57,541 and $150,273, in 1995 and 1996, respectively. No other companies represent more than 10% of total sales. Further, certain subsidiaries have loans receivable or payable denominated in currencies other than their functional currency. Transaction gains and losses on these receivables and liabilities are included in the determination of earnings for relevant periods. In 1995 and 1996, such foreign currency gains and losses were not material.


     The Company has a major supplier, Quantum Peripherals (Europe) SA (Quantum), whose products accounted for 42% and 39% of sales for 1995 and 1996, respectively. No other vendor accounted for more than 10% of sales in any year except in 1995 in which one vendor was 26%. The Company or Quantum have the right to terminate the distribution agreement without penalty for any reason or no reason by giving the other party written notice ninety days in advance. The Company believes that its relationship with Quantum is good and has no reason to believe that its distribution arrangement will not be a long term relationship. No assurance can be given, however, that Quantum will renew the Company's agreement at the time of its annual review or in subsequent years. Management has not formulated alternative plans of action in the event the Quantum contract is terminated. The amounts outstanding to Quantum at December 31, 1995 and 1996 were $19,340 and $42,378, respectively.


19. SUBSEQUENT EVENT (Unaudited):


     In June 1997, the Company signed a definitive agreement with CHS Electronics, Inc. (CHS) to sell 100% of the common stock to CHS for $160 million to be paid in cash and unregistered shares of CHS common stock.

                             CHS ELECTRONICS, INC.
       PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                             BASIS OF PRESENTATION


         The following Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1997 and the Pro Forma Condensed Consolidated Statements of Earnings for the year ended December 31, 1996 and the three months ended March 31, 1997 give effect to the acquisition by the Company of Karma International S.A. (Karma). This acquisition has been accounted for using the purchase method of accounting. The Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1997 is presented as if the acquisition of Karma had taken place on March 31, 1997. The Pro Forma Condensed Consolidated Statements of Earnings for the year ended December 31, 1996 and the for the three months ended March 31, 1997 present the pro forma results assuming the acquisition occurred January 1, 1996.

         The Pro Forma Condensed Financial Statements have been prepared based upon the historical financial statements of the Company and the acquired entity for the periods stated above. Such pro forma statements may not be indicative of the results that would have occurred if the acquisition had been consummated on the indicated date, or of the operating results that may be achieved by the combined companies in the future.

                             CHS ELECTRONICS, INC.
   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


a) In June 1997, the Company signed an agreement to purchase 100% of the stock of Karma International S.A. (Karma) for $74 million in cash and $86 million in shares of unregistered common stock of the Company. Karma is engaged principally in the distribution of computer components in 18 countries in Europe, the Middle East and Asia. For purposes of the Pro Forma Condensed Balance Sheet as of March 31, 1997, the purchase price of Karma is recorded at $142,800,000. This price consists of the $74 million cash component added to the discounted value of the unregistered shares to be delivered. The discount used was 20%, based on the large size and the restricted nature of the block of shares. Based on the agreement, the Company delivered 3,208,955 shares.

b) To record the issuance and sale of 2,437,418 shares of the 13,000,000 shares of common stock of the Company at an assumed offering price of $31.75 per share (net proceeds at $30.36 per share) to raise the cash consideration to be paid in connection with the acquisition of Karma.

c) To eliminate the investment account and to record goodwill of $117,588,000 for Karma. For purposes of the Pro Forma Condensed Balance Sheet as of March 31, 1997, the goodwill was computed by subtracting from the $142.8 million estimated purchase price the fair value of net assets acquired as of March 31, 1997 of $25,212,000.

d) To record amortization of goodwill of $113,740,000 over a period of 20 years. Amortization was provided for the period of time Karma was added to the Pro Forma Condensed Consolidated Statements of Earnings for the year ended December 31, 1996 and for the three months ended March 31, 1997. For purposes of the Pro Forma Condensed Statements of Earnings for the year ended December 31, 1997 and for the three months ended March 31, 1997, the goodwill of Karma was computed based on the difference between the estimated purchase price of $142,800,000 and the estimated fair value of net assets acquired as of the projected date of the closing of the transaction.

                             CHS ELECTRONICS, INC.
          PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                MARCH 31, 1997
                                 (In thousands)



                                                     CHS          ACQUIRED         PRO FORMA
                                                  HISTORICAL      COMPANY         ADJUSTMENTS          COMBINED
                                                  ------------   -------------   -----------------   ---------------
ASSETS
Current Assets:
  Cash  .......................................    $  32,699      $      --      $     74,000 (b)     $    32,699
                                                                                      (74,000)(a)
  Accounts receivable, net   ..................      335,699         37,315                               372,914
  Inventories .................................      349,246         98,980                               448,226
  Other current assets ........................       35,298         28,878                                64,176
                                                   ---------      ---------      ------------         -----------
   Total current assets   .....................      752,842        165,173                --             918,015
Property and equipment, net  ..................       36,706          2,214                                38,920
Costs in excess of assets acquired, net  ......      105,105                          117,588 (c)         222,693
Other assets  .................................        6,790          1,471           142,800 (a)           8,261
                                                                                     (142,800)(c)
                                                   ---------      ---------      ------------         -----------
                                                   $ 901,443      $ 168,858      $    117,588         $ 1,187,889
                                                   =========      =========      ============         ===========
   LIABILITIES
Current Liabilities:
  Notes payable  ..............................    $ 172,497      $  18,912                           $   191,409
  Accounts payable  ...........................      434,713        110,980                               545,693
  Accrued liabilities  ........................       60,365         11,280                                71,645
  Amounts due to sellers under
    acquisition agreements   ..................       42,200             --                                42,200
  Income taxes payable ........................        3,577            917                                 4,494
  Deferred taxes ..............................        2,485          1,237                                 3,722
                                                   ---------      ---------      ------------         -----------
   Total current liabilities ..................      715,837        143,326                --             859,163
Long term debt   ..............................       51,017            126                                51,143
Minority interest   ...........................        4,150            194                                 4,344
Shareholders' Equity:
  Common stock   ..............................           15         10,803                 3 (a)              20
                                                                                            2 (b)
                                                                                      (10,803)(c)
  Additional paid-in capital ..................      120,380                           68,797 (a)         263,175
                                                                                       73,998 (b)
  Retained earnings ...........................       23,435         15,258           (15,258)(c)          23,435
  Legal reserve  ..............................           --             53               (53)(c)              --
  Translation adjustment  .....................      (13,391)          (902)              902 (c)         (13,391)
                                                   ---------      ---------      ------------         -----------
   Total shareholders' equity   ...............      130,439         25,212           117,588             273,239
                                                   ---------      ---------      ------------         -----------
                                                   $ 901,443      $ 168,858      $    117,588         $ 1,187,889
                                                   =========      =========      ============         ===========

                             CHS ELECTRONICS, INC.
      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)
                         YEAR ENDED DECEMBER 31, 1996
                (In thousands, except share and per share data)



                                                 CHS          ACQUIRED          PRO FORMA
                                              HISTORICAL       COMPANY         ADJUSTMENTS         COMBINED
                                             ------------   ------------   --------------------   -----------
Net sales   ..............................   $1,855,540     $  700,203                            $2,555,743

Cost of sales  ...........................    1,724,432        668,331                             2,392,763
                                             -----------    -----------     -------------         -----------
Gross profit   ...........................      131,108         31,872                 --            162,980

Operating expenses   .....................      102,235         13,353              5,687(d)         121,275
                                             -----------    -----------     -------------         -----------
Operating income  ........................       28,873         18,519             (5,687)            41,705

Interest expense (income)  ...............        8,513            924                                 9,437
                                             -----------    -----------     -------------         -----------
Earnings before income taxes
 and minority interest  ..................       20,360         17,595             (5,687)            32,268

Provision for income taxes    ............        6,086          2,470                                 8,556
                                             -----------    -----------     -------------         -----------
Earnings before minority interest   ......       14,274         15,125             (5,687)            23,712

Minority interest    .....................        2,108             48                                 2,156
                                             -----------    -----------     -------------         -----------

Net earnings   ...........................   $   12,166     $   15,077      $      (5,687)        $   21,556
                                             ===========    ===========     =============         ===========
Weighted average number of
 common shares outstanding ...............   10,438,019      5,646,373                            16,084,392

Net earnings per share  ..................   $     1.16                                           $     1.34



                             CHS ELECTRONICS, INC.
      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)
                       THREE MONTHS ENDED MARCH 31, 1997
                (In thousands, except share and per share data)



                                                CHS         ACQUIRED       PRO FORMA
                                             HISTORICAL     COMPANY       ADJUSTMENTS      COMBINED
                                             ------------   -----------   -------------   -----------
Net sales   ..............................   $  877,103     $ 241,299                     $1,118,402
Cost of sales  ...........................      814,640       227,545                      1,042,185
                                             -----------    ----------    ----------      -----------
Gross profit   ...........................       62,463        13,754            --           76,217
Operating expenses   .....................       47,838         6,708         1,422(e)        55,968
                                             -----------    ----------    ----------      -----------
Operating income  ........................       14,625         7,046        (1,422)          20,249
Interest expense (income)  ...............        4,849         1,355                          6,204
                                             -----------    ----------    ----------      -----------
Earnings before income taxes
  and minority interest ..................        9,776         5,691        (1,422)          14,045
Provision for income taxes    ............        2,641           771                          3,412
                                             -----------    ----------    ----------      -----------
Earnings before minority interest   ......        7,135         4,920        (1,422)          10,633
Minority interest    .....................          424            68                            492
                                             -----------    ----------    ----------      -----------
Net earnings   ...........................   $    6,711     $   4,852     $  (1,422)      $   10,141
                                             ===========    ==========    ==========      ===========
Weighted average number of
  common shares outstanding   ............   15,343,087     5,646,373                     20,989,460
Net earnings per share  ..................   $      .44                                   $      .48

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     CHS ELECTRONICS, INC.



Date August 11, 1997                 By: /s/ CRAIG TOLL
                                       ---------------------------
                                       Craig Toll
                                       Chief Financial Officer and Treasurer